SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

Date of Report (Date of earliest
event reported):  March 15, 2006
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                           WESTSIDE ENERGY CORPORATION
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             (Exact name of registrant as specified in its Charter)

Nevada                              0-49837                 88-0349241
(State or other                 (Commission File          (IRS Employer
jurisdiction of Incorporation)       Number)           Identification Number)


4400 Post Oak Parkway, Suite 2530, Houston, Texas              77027
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(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number,
including area code:   713/ 979-2660
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          (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         The information included in Item 2.01 and Item 2.03 of this Current Report on Form 8-K is also incorporated by reference into this Item 1.01 of this Current Report on Form 8-K.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

         On November 30, 2005, Westside Energy Corporation ("Registrant") announced that it had entered into a binding purchase and sale agreement (the "Acquisition Agreement") with Kelly K. Buster, James I. Staley, Enexco, Inc., the Class B Limited Partners of EBS, and EBS Oil & Gas Partners Production GP, LLC (separately a "Seller" and collectively the "Sellers"), pursuant to which Registrant agreed to purchase from the Sellers, and the Sellers agreed to sell to Registrant, all of the outstanding equity interests (the "Equity Interests") in EBS Oil and Gas Partners Production Company, L.P. and EBS Oil and Gas Partners Operating Company, L.P. (collectively "EBS") . EBS was a privately held entity engaged in the drilling and completion of wells on various oil and gas leases covering lands located primarily in Cooke, Montague, and Wise Counties, Texas. The acquisition of the Equity Interests (the "Transaction") was consummated on March 15, 2006, with the effective time (the "Effective Time") of the Transaction being October 1, 2005.

         The acquired EBS assets consist (in part) of rights in approximately 9,837 gross acres. EBS has drilled and operates 30 wells (gross) located primarily in the Barnett Shale. EBS also owns varying working interests in wells operated by third parties. In addition, EBS owns an approximately one-sixth interest in Tri-County Gathering, a pipeline system (operated by Cimmarron Gathering, LLP) that is the primary transporter of gas sold by EBS in the Barnett Shale area. This pipeline is comprised of approximately 14 miles of gathering lines and three compression stations with approximately 2,500 horsepower of compression with pipeline capacity of approximately 20 million cubic feet per day.

         The purchase price for the Equity Interests consisted of an initial purchase price paid at closing (the "Initial Purchase Price") and additional consideration to be paid after closing (the "Additional Consideration"). The Initial Purchase Price was set at $9,804,839, subject to certain adjustments. The adjustments included a reduction in the Initial Purchase Price for all debt owed by EBS, including (a) indebtedness in the approximate amount of $5.85 million owed by EBS to Registrant, and (b) indebtedness in the approximate amount of $1.6 million owed by EBS to a third party (the "Third Party Loan") (the Third Party Loan was paid off in its entirety in connection with the closing of the Transaction). After making adjustments, Registrant paid in cash at the closing approximately $151,000 to the Class B partners of EBS and an EBS payable in the amount of approximately $294,000, and Registrant received a credit in the approximate amount of $1.7 million against the future payment of the Additional Consideration discussed below. Funding for the cash paid at the closing and the retirement of the Third Party Loan was provided from Registrant's available cash and by GasRock Capital LLC ("GasRock") pursuant to an Advancing Term Credit Agreement (the "Credit Agreement") discussed in "Item
2.03 Creation of a Direct Financial Obligation or Obligation Under an Off-Balance Sheet Arrangement of Registrant" below. Funding for the cash portion of the Additional Consideration will be provided by GasRock pursuant to the Credit Agreement.


         The amount of Additional Consideration will be based on certain EBS wells (the "CVR Wells") that were in various stages of development as of the date of the Acquisition Agreement but that did not have production sustained for a sufficient period of time to permit a third party engineering report to establish proved reserves. The amount of Additional Consideration will depend upon the amount of "Proved Reserves" (as such term is used in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress) that the CVR Wells are determined to have after the closing of the Transaction. The determination of the amount of the Additional Consideration will take place on several occasions after the closing of the Transaction.

         Other than as described in the remainder of this paragraph, prior to the consummation of the Transaction, there were no material relationships between (a) (i) EBS and its officers, directors, affiliates, associates or shareholders, or (ii) GasRock and its officers, managers, affiliates, associates or members, on the one hand, and (b) the officers, directors, affiliates, associates or stockholders of the Registrant, on the other hand. On April 18, 2005, Registrant entered into an agreement (the "EBS Loan Agreement") with EBS whereby Registrant made available to EBS, on a revolving basis, funds (in Registrant's discretion) of up to a maximum sum of $1,000,000 outstanding at any given time to enable EBS to cover costs in connection with its acquisition of oil and gas leases. In consideration of Registrant's providing this financing, Registrant received (a) an interest in each lease with respect to which amounts were advanced, the type and amount of the interest depending on the size of the net revenue interest of the leasehold interest owners in the related lease, and
(b) an option to acquire an undivided interest (up to 25% without EBS's consent) in each lease with respect to which amounts are advanced. Prior to the closing of the Transaction, 3,985 gross acres had been acquired under the EBS Loan Agreement, and EBS owed an outstanding balance to Registrant under the EBS Loan Agreement of $433,359. Moreover, prior to the closing of the Transaction, Registrant had received interests in nine wells pursuant to the EBS Loan Agreement. Moreover, in connection with the execution of the Acquisition Agreement, Registrant purchased from a group of private investors their rights as lenders in certain outstanding Partnership Debt (referred to hereinafter as the "Purchased Partnership Debt) owed by EBS to such group. The outstanding balance of, and the purchase price paid by Registrant for, the Purchased Partnership Debt was $3.85 million. The Purchased Partnership Debt is secured by subordinate liens on and security interests in substantially all of EBS's assets. The Purchased Partnership Debt accrues interest at the rate of 12% per annum, and (as amended) will become due and payable in approximately five years. During December 2005 and January 2006, Registrant made two additional loans to EBS, each in the aggregate amount of $1.0 million, thus increasing the outstanding indebtedness by an additional $2.0 million. The documentation governing the Purchased Partnership Debt was amended to cover these additional loaned amounts as if they were part of the original Purchased Partnership Debt. Accordingly, the additional loaned amounts accrue interest, are secured, and mature in the same manner as the original Purchased Partnership Debt.

         The financial statements of EBS required to be filed with this Current Report on Form 8-K and the pro forma combined financial statements of Registrant required to be furnished with this Current Report on Form 8-K will be filed and furnished within 71 days of the date hereof.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT

            On March 15, 2006, Registrant, as borrower, entered into a $45 million four-year Advancing Term Credit Agreement (the "Credit Agreement") with GasRock Capital LLC ("GasRock"), as lender. The Credit Agreement provides the terms under which GasRock will make available to Registrant a senior secured revolving credit facility in an aggregate amount of up to $45 million. Borrowings under the Credit Agreement may be used for the following purposes:

         1. Up to $9.5 million may be used for closing costs pertaining to the transaction, for approved drilling and for pipeline expansion.

         2. Up to $7.5 million may be used for the cash portion of the Additional Consideration that may become due with respect to the CVR Wells, as discussed in "Item 2.01 Completion of Acquisition or Disposition of Assets" above, provided that any amount advanced for payment of the Additional Consideration will reduce dollar-for-dollar the amount available for the uses described in purpose 3 immediately below.

         3. Up to an additional $35.5 million may be made available at later dates (subject to GasRock's approval) for additional exploitation of proved developed non-producing reserves, additional lender-approved drilling of new wells, lease acquisitions, pipeline expansion or seismic expenses.

In connection with the consummation of the Transaction, Registrant borrowed $5.3 million under the Credit Agreement for the payment of the cash at closing, the retirement of the Third Party Loan, the reimbursement of costs associated with previous drilling, and future developmental drilling.

            GasRock' commitments under the Credit Agreement will terminate on March 14, 2009, unless terminated earlier by Registrant upon repayment of all outstanding amounts or by GasRock upon an event of default. To secure Registrant's obligations under the Credit Agreement, Registrant granted a security interest in all of its assets in favor of GasRock. The Credit Agreement also requires hedging for a substantial portion of the Registrant's reserves. Amounts outstanding under the Credit Agreement will bear interest at an annual rate equal to the greater of (a) eleven percent (11.0%) or (b) the one-month London interbank offered rate (LIBOR), plus 6.50%. Eighty-five percent (85.0%) of monthly revenue from oil & gas production and commodity hedging, net of production operations related costs, will be applied to the repayment of the indebtedness under the Credit Agreement, subject to the limited ability of Registrant to remit less than 85% and to retain more than 15% of monthly net revenue to cover Registrant's overhead. Registrant will also pay a facility fee equal to 2.0% of all advances, with the amount of such fee not paid at the time of the advance but added to the outstanding principal balance and amortized in accordance with the terms of the Credit Agreement. In consideration of GasRock providing the financing under the Credit Agreement, GasRock will receive a one percent (1.0%) overriding royalty interest in each producing well and lease within Registrant as of the date of the execution of the Credit Agreement. GasRock will also receive a one percent (1.0%) overriding royalty interest in each producing well and lease and related unit (as defined in the Credit Agreement) acquired during the term of the Credit Agreement if Registrant uses advances under the Credit Agreement to acquire same. GasRock will also receive a one and one-half percent (1.5%) overriding royalty interest in each well and related unit (as defined in the Credit Agreement) if Registrant uses advances under the Credit Agreement to develop same. The Credit Agreement contains customary representations and warranties, customary affirmative and negative covenants (including a maximum leverage ratio), and customary events of default.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Business Acquired.

            The financial statements required to be filed under this Item 9.01(a) are not included in this Current Report on Form 8-K and will be filed within 71 calendar days of the date hereof.

(b) Pro Forma Financial Information.

            The pro forma financial statements required to be furnished under this Item 9.01(b) are not included in this Current Report on Form 8-K and will be furnished within 71 calendar days of the date hereof.


                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                WESTSIDE ENERGY CORPORATION
                                (Registrant)

Date: March 20, 2006            By:  /s/ Jimmy D. Wright
                                     --------------------
                                Jimmy D. Wright,
                                Chief Executive Officer